Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lightstone Value Plus Real Estate Investment Trust, Inc. on Form S-3 to be filed on or about October 16, 2018 of our report dated March 12, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which report was included in the Annual Report on Form 10-K filed March 12, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey
October 16, 2018